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                                                                     EXHIBIT 8.1


                               September 11, 1998

Equity Inns, Inc.
4735 Spottswood, Suite 102
Memphis, Tennessee  38117

                                EQUITY INNS, INC.
                                QUALIFICATION AS
                          REAL ESTATE INVESTMENT TRUST

Ladies and Gentlemen:

                  We have acted as counsel to Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on September 11, 1998 (the "Registration Statement") with respect to the offer and sale from time to time of up to 696,304 shares (the "Secondary Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock") that may be issued to certain selling shareholders named in the prospectus contained as a part of the Registration Statement (the "Prospectus"). You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), EQI Financing Partnership I, L.P. (the "First Subsidiary Partnership"), and Equity Inns/West Virginia Partnership, L.P. (the "Second Subsidiary Partnership" and, together with the Operating Partnership and the First Subsidiary Partnership, the "Partnerships"), currently owns 105 hotels and associated personal property (the "Current Hotels"). EQI Financing Corporation, a wholly-owned subsidiary of the Company ("Financing"), owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in the First Subsidiary








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Partnership. Equity Inns Services, Inc., a wholly-owned subsidiary of the
Company ("Services"), owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in the Second Subsidiary Partnership.

                  Prior to November 15, 1996, the Partnerships leased the Current Hotels to Trust Leasing, Inc. (formerly named McNeill Hotel Co., Inc.) pursuant to substantially similar operating leases. As of the date hereof, the Partnerships lease 83 of the Current Hotels to subsidiaries of Interstate Hotels Company ("Interstate") pursuant to substantially similar operating leases (the "Interstate Leases"), and lease 19 of the Current Hotels to a subsidiary of Prime Hospitality Corporation ("Prime" and, together with Interstate, the "Lessee") pursuant to substantially similar operating leases (together with the Interstate Leases, the "Leases"). Interstate operates certain of the 83 Current Hotels that it leases from the Partnerships, and Promus Hotels, Inc. operates certain of those Current Hotels pursuant to substantially similar management agreements with Interstate (the "Management Agreements"). Prime operates the 19 Current Hotels that it leases from the Partnerships. The remaining three Current Hotels are operated pursuant to management agreements, two with Interstate, and one with CapStar Hotel Co.

                  In connection with the opinions rendered below, we have examined the following:

1. the Company's Charter, as amended;

2. the Company's Bylaws;

3. the Prospectus;

4. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 25, 1997, among Equity Inns Trust, a Maryland real estate investment trust (the "Trust"), as general partner, and several limited partners, as amended by Amendment no. 1 to such agreement (the "Operating Partnership Agreement");

5. the Limited Partnership Agreement of the First Subsidiary Partnership, dated December 24, 1996, between Financing and the Operating Partnership;






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Equity Inns, Inc.
September 11, 1998
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6. the Limited Partnership Agreement of the Second Subsidiary Partnership, dated
November 25, 1996, between Services and the Operating Partnership, as amended on December 31, 1996;

7. the Leases;

8. the Management Agreements; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 1998 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated September 11, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Trust's organizational documents, Financing's organizational documents, Services' organizational documents, the Operating Partnership Agreement, or the partnership agreements of the First or Second Subsidiary Partnership (together with the Operating Partnership Agreement, the "Partnership Agreements") after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Partnerships (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and











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6. no action will be taken by the Company, the Trust, Financing, Services, the
Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

                  After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that such representatives understand such terms and are capable of making such factual representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1994 through December 31, 1997, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1998, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's






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operations for its 1998 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,


                                                     /s/ Hunton & Williams
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